Exhibit 10.40

TRANSITION AGREEMENT AND GENERAL RELEASE
This Transition Agreement and General Release (“Release”) is entered into between the undersigned and Unisys Corporation (“Company”), who agree as follows:
1.I, Peter Altabef, agree that I have been allowed at least twenty-one (21) days to consider the meaning and effect of this Release and that this Release constitutes written notice that I have been advised to consult with an attorney prior to executing this Release. I acknowledge that my employment with the Company will terminate on March 31, 2025, or such earlier date as determined by the Company (such date, the “Termination Date”). During the period commencing on the date of this Release and ending on the Termination Date (the “Transition Period”), I will remain employed with the Company and will carry out such duties, functions and responsibilities as reasonably requested by the Company, including transitioning my duties, functions and responsibilities to my successor. I understand that I will continue to be eligible to become vested in my outstanding long-term incentive awards which have a vesting date that occurs prior to March 31, 2024. I further understand, that upon my departure, in addition to any benefits to which I am entitled under the Company’s plans in accordance with their terms, I will be entitled to receive the benefits applicable upon a termination other than for cause pursuant to my letter agreement with the Company, dated December 12, 2014 and effective as of January 1, 2015 (the “Offer Letter”). In addition, the Company acknowledges that the conditions precedent in my long-term incentive award agreements for restricted stock units beginning in 2022 and later that provide for special vesting terms upon my termination of employment other than for Cause (as defined in the Company’s 2023 Long-Term Incentive and Equity Compensation Plan, dated March 24, 2023) have been met, and the Company agrees I will be entitled to any outstanding awards previously granted to me under the Company’s long-term incentive plans (including any performance-based awards which will continue to vest based on actual performance other than the 2023 Performance Restricted Stock Unit award granted to me in May 2023, which will remain outstanding for so long as I remain in service to the Company). I acknowledge that, separate and apart from any benefits provided pursuant to this Release, I am not entitled to any payments, bonuses, incentives or other benefits of any kind from the Company.
2.I acknowledge that I have seven (7) days from the day I sign this Release to revoke my acceptance of this Release and this Release shall not become effective or enforceable until this revocation period has expired and I have reconfirmed this Release upon the Termination Date as described in Paragraph 11 below.
3.In consideration of the Release set forth in Paragraph 9 below, and subject to confirmation of this Release as described in Paragraph 11 below, the Company agrees that to pay or provide all payments to be made and benefits to be provided pursuant to Paragraph 7(b) of the Offer Letter, including: (i) an amount equal to two times the sum of (A) my annual base salary (as of the Termination Date) and my (B) target bonus amount under the 2023 Executive Variable Compensation Plan (as in effect on my Termination Date), payable in a lump sum in cash within thirty (30) days of the Termination Date, (ii) an amount equal to the difference between the monthly rate for continuation coverage for me, my spouse and my eligible dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the monthly active employee contribution rate for the same type of coverage elected by me under COBRA, payable in monthly installments for up to twenty-four (24) months following the Termination Date and (iii) other benefits generally available to executive officers of the Company upon termination of employment in accordance with their normal terms (other than any severance or income assistance plan generally available to employees of the Company), in each case, subject to the terms of the Offer Letter. Notwithstanding the foregoing, I acknowledge that I will not be entitled to receive any of these amounts or benefits if I voluntarily resign except for Good Reason (as defined in the Offer Letter) prior to the Termination Date or otherwise breach the terms of this Release (including, for the avoidance of doubt, any restrictive covenants referenced in Paragraph 5 below).
4.I acknowledge that all amounts payable pursuant to this Release are subject to applicable tax withholdings. In addition, I acknowledge that I am solely responsible for all taxes that may result from my receipt of the amounts payable and benefits to be provided to me under this Release. I acknowledge that neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to me of my receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.
5.I agree to comply with the restrictive covenants and other agreements set forth in the Offer Letter, including but not limited to those set forth in Paragraph 8 thereof, and all other written restrictive covenants and agreements with the Company, which, in each case, shall remain in full force and effect during the Transition Period and following the Termination Date.
6.Subject to Paragraph 7 below, I agree to cooperate fully with the Company in connection with any matter arising out of or related to my former employment, including in connection with any investigation (whether internal or otherwise), government inquiry, threatened litigation, or filed litigation involving the Company, including if I am called on by the Company to assist; to provide evidence; or to testify in any manner. If requested by the Company, I agree to be present and participate in the trial of any such matter. I will, to the extent permitted by applicable law, be reimbursed for my reasonable costs and expenses for any time spent assisting the Company in this regard.
7.I acknowledge that nothing in this Release or in the agreements referenced in Paragraph 5 above or otherwise restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the U.S. Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. This Release does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph 7, and I do not need to notify the Company that I have engaged in such conduct. I agree that, in connection with any such activity outlined above, I will inform the Regulators, my attorney, a court or a government official that the information I am providing is confidential. I further agree that Unisys does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
8.I acknowledge that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set faith at 18 U.S.C. §§ 1833(b)(l) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.In consideration for the payments to me by the Company under this Release and other good and valuable consideration, which I acknowledge are adequate and satisfactory to me, and intending to be legally bound, I knowingly and voluntarily hereby release the Company, its stockholders, directors, officers, employees, agents, benefit plans, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from any and all rights and claims, known or unknown, that I may have now or in the future may arise based on, arising out of or relating to my employment with the Company or the termination thereof for any and all reasons. Said release includes, but is not limited to, any rights or claims which I may have against any of the Released Parties based upon Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended (including, but not limited to, 42 U.S.C. § 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, including the Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended (save for claims for vested pension benefits which are expressly exempted from this Release), the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., as amended, the Texas Labor Code and the Pennsylvania Human Relations Act, and any other federal, state or local law or regulation which prohibits employment discrimination or which otherwise regulates employment terms and conditions. I also release each of the Released Parties from any claim for wrongful discharge, unfair treatment, breach of express or implied contract, or any other claims arising under common law that relate in any way to my employment or the termination thereof. Notwithstanding the foregoing, I am not releasing (i) any claims for unemployment or workers’ compensation benefits, (ii) any claims for indemnification under the Company’s certificate of incorporation or bylaws, or under Paragraph 10 of the Offer Letter (to the extent such claims arise out of any actions taken in the performance of my duties and responsibilities as Chief Executive Officer of the Company), and/or directors & officers liability insurance coverage, (iii) any claims for benefits under any employee benefit plan of the Company or its affiliates, (iv) claims arising after the date on which I sign this Release, or (v) claims that are not otherwise waivable under applicable law.
10.In the event that, any one or more provisions (or portion thereof) of this Release is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Released Parties with the maximum protection that is valid, lawful and enforceable, consistent with my intent in entering into this Release. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Release (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Release.
11.I acknowledge and agree that the payments under this Release will not be paid unless and until I reconfirm the terms of this Release on the date of my termination of employment.
12.Except for (i) Paragraphs 7(b), 8 and 10 of the Offer Letter, (ii) any documents pertaining to my outstanding long-term incentive awards and (iv) any agreements containing confidentiality, proprietary information, invention, non-competition, non-solicitation or similar obligations I signed during my employment with the Company, which, in each case, remain in full force and effect, this Release supersedes all prior agreements, whether written or oral, between myself and the Company relating to my employment, the termination of my employment and the additional matters provided for herein. The validity, interpretation, construction and performance of this Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

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If you agree to the terms set forth above, please sign and date this Release in the space provided below and return it to me. Should you have any further questions regarding this matter, please do not hesitate to contact me.
Yours truly,

Kristen Prohl
SVP, General Counsel & Chief Administration Officer

THE COMPANY HEREBY ADVISES YOU THAT YOU HAVE AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS RELEASE AND HEREBY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS RELEASE.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL AT LEAST TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN ACCORDANCE WITH PARAGRAPH 3 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES AS SET FORTH IN THIS RELEASE.

I, Peter Altabef, do hereby knowingly and voluntarily enter into this agreement as of the dates set forth below.

Agreed: ____________________________ Date: December 5, 2024
Peter Altabef

I, Peter Altabef, do hereby knowingly and voluntarily reaffirm this agreement as of the date set forth below.

Agreed: ____________________________ Date: December 5, 2024
Peter Altabef

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